SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 26, 2007 (June 20, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06: Material Impairments

Unproved Oil and Gas Properties

On June 20, 2007, following an analysis of the results of testing in the Ma'anit # 1 well workover and an evaluation of the mechanical condition of the well, and considering the desire to optimize the regulatory environment to conduct drilling operations on the planned Ma'anit-Rehoboth # 2 well, the board of directors of Zion Oil & Gas, Inc. ("Zion" or the "Company")) authorized management to: (1) discontinue further operations on the Company's Ma'anit # 1 well; (2) in accordance with Israeli law, the license's term having come to an end, formally surrender the Company's 98,100 acre Ma'anit-Joseph License; and (3) immediately following the surrender of the Ma'anit-Joseph License, apply for a new license, with an original term of three-years (extendable for up to a total of seven years) covering approximately 85,000 acres of the original Ma'anit-Joseph License, including the Ma'anit structure on which the Company's Ma'anit # 1 well was drilled and on which the Company plans to drill the Ma'anit-Rehoboth # 2 well.

In accordance with the decisions of the board of directors as described, Zion's management ordered the cessation of operations on the Ma'anit # 1 well on June 21, 2007 and formally surrendered the Ma'anit-Joseph License on June 22, 2007.

As a result of the above-described actions, under generally accepted accounting principles applicable to Zion, Zion estimates that it will have to record a non-cash impairment charge of between $8,500,000 and $9,225,000 to its unproved oil and gas properties that will be included in Zion's unaudited statements of operations for the quarter ending June 30, 2007.

(c) Zion estimates that, with respect to the impairment charge, no future cash expenditures will be required.

Item 8.01: Other Events

Submission of Application for the Joseph License

On June 26, 2007, Zion submitted to the Israeli Petroleum Commission an application for the issuance of a petroleum exploration license, tentatively designated the "Joseph License", covering approximately 85,000 acres, including the Ma'anit structure and the Joseph prospect, that had previously been subject to the Ma'anit-Joseph License.

Attached as Exhibit 99.1 at Item 9.01(d) below is the press release that the Company issued relating to the application for the Joseph License.

Item 9.01(d): Exhibits

Exhibit 99.1 Press Release dated June 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 26, 2007

Zion Oil and Gas, Inc.

By: /s/ William H. Avery

William H. Avery
Vice President and Treasurer